UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-8 REGISTRATION NO. 333-139610

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION NO. 333-143155

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-155426

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-165342

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-179907

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-187087

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-194331

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-211262

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-219780

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TESCO CORPORATION

(Exact name of registrant as specified in its charter)

Alberta, Canada	76-0419312
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11330 Clay Road, Suite 350

Houston, Texas 77041

(Address of Principal Executive Offices, including Zip Code)

2005 Tesco Corporation Stock Option Plan

Tesco Corporation Employee Stock Savings Plan

Amended and Restated 2005 Tesco Corporation Incentive Plan

Amended and Restated Tesco Corporation 2005 Incentive Plan

Tesco Corporation 2017 Long-Term Incentive Plan

(Full title of the plan)

Fernando R. Assing

President and Chief Executive Officer

Tesco Corporation

11330 Clay Road, Suite 350

Houston, Texas 77041

(713) 359-7000

Copies to:

Brian P. Fenske Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 (713) 651-5557	Jaime L. Gagner Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 Canada (403) 267-9563
(Name, address (including zip code) and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Tesco Corporation (“Tesco”, the “Registrant” or the “Company”) is filing this Post-Effective Amendment with respect to each of the following Registration Statements on Form S-8 (collectively, the “Registrations Statements”) to deregister any and all securities that remain unissued or unsold under these Registration Statements:

•                  Registration Statement No. 333-139610, filed on December 22, 2006, as amended by the post-effective registration statements on Form S-8 filed on May 22, 2007, June 2, 2008 and November 13, 2008, registering an aggregate of 3,599,436 common shares of the Company issuable upon exercise of options under the 2005 Tesco Corporation Stock Option Plan;

•                  Registration Statement No. 333-143155, filed on May 22, 2007, as amended by the post-effective registration statement filed on June 2, 2008, registering 500,000 common shares of the Company under the Tesco Corporation Employee Stock Savings Plan;

•                  Registration Statement No. 333-155426, filed on November 18, 2008, registering 1,628,471 common shares of the Company under the Amended and Restated 2005 Tesco Corporation Incentive Plan;

•                  Registration Statement No. 333-165342, filed on March 8, 2010, registering 877,772 common shares of the Company under the Amended and Restated Tesco Corporation 2005 Incentive Plan;

•                  Registration Statement No. 333-179907, filed on March 5, 2012, registering 1,461,453 common shares of the Company under the Amended and Restated Tesco Corporation 2005 Incentive Plan;

•                  Registration Statement No. 333-187087, filed on March 6, 2013, registering 726,981 common shares of the Company under the Amended and Restated Tesco Corporation 2005 Incentive Plan;

•                  Registration Statement No. 333-194331, filed on March 5, 2014, registering 1,355,348 common shares of the Company under the Amended and Restated Tesco Corporation 2005 Incentive Plan;

•                  Registration Statement No. 333-211262, filed on May 10, 2016, registering 1,000,000 common shares of the Company under the Amended and Restated Tesco Corporation 2005 Incentive Plan; and

•                  Registration Statement No. 333-219780, filed on August 8, 2017, registering 3,000,000 common shares of the Company under the Tesco Corporation 2017 Long-Term Incentive Plan.

On December 15, 2017,  the Company, Nabors Industries Ltd., and Nabors Maple Acquisition Ltd. (“AcquisitionCo”) completed the statutory plan of arrangement under section 193 of the Business Corporations Act (Alberta) (the “Arrangement”) previously announced on August 13, 2017, pursuant to which AcquisitionCo acquired all of the issued and outstanding common shares of the Company.  As a result of the completion of the Arrangement, the Company has deregistered any and all securities that remain unissued or unsold under the Registration Statements.

In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 15, 2017.

TESCO CORPORATION

By	/s/ Fernando Assing
Fernando Assing
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons on December 15, 2017, in the capacities indicated.

Signature	Title	Date

President, Chief Executive
/s/ Fernando Assing	Officer and Director	December 15, 2017
Fernando R. Assing	(Principal Executive Officer)

Senior Vice President and
/s/ Christopher L. Boone	Chief Financial Officer	December 15, 2017
Christopher L. Boone	(Principal Financial Officer and
Principal Accounting Officer)

Senior Vice President and
/s/ John T. Gatlin	Chief Operating Officer	December 15, 2017
John T. Gatlin	(Principal Operating Officer)

/s/ Michael W. Sutherlin	Chairman of the Board	December 15, 2017
Michael W. Sutherlin

/s/ John P. Dielwart	Director	December 15, 2017
John P. Dielwart

/s/ Vance Milligan	Director	December 15, 2017
R. Vance Milligan

/s/ Douglas R. Ramsay	Director	December 15, 2017
Douglas R. Ramsay

/s/ Rose M. Robeson	Director	December 15, 2017
Rose M. Robeson

/s/ Elijio V. Serrano	Director	December 15, 2017
Elijio V. Serrano